[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS COMPARABLE STORE SALES
FOR THE FIVE-WEEK PERIOD ENDING JANUARY 26, 2007

LEBANON, Tenn. (January 30, 2007) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® (“Cracker Barrel”) restaurants and gift shops for the five-week period ending Friday, January 26, 2007.

Comparable store restaurant sales were up 1.5% from the comparable period last year, with an increase in the average check of approximately 1.4% including 1.6% higher average menu pricing. Comparable store retail sales were up 14.3%. Comparisons to prior year for both restaurant and retail sales were affected by the shift in timing of Christmas Day from Sunday in 2005 to Monday in 2006, severe winter weather late in fiscal January 2007 and increased gift card redemptions. The Company estimates the respective effects of these factors as follows:

•	The shift in timing of Christmas Day favorably affected comparable store restaurants sales by an estimated 0.5% and comparable store retail sales by an estimated 2.5-3%;
•	Weather unfavorably affected combined restaurant and retail sales by an estimated 1-1.5%, and;
•	Increased gift card redemptions had a favorable incremental effect on combined comparable store restaurant and retail sales of less than 1%.

Commenting on the retail results, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Retail sales benefited from our continuing focus on providing unique, quality products for our targeted customer base, and the total of our markdowns in January was not substantially different than last year.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 553 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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